Exhibit 99.1

Wave to Complete $9.9 Million Stock Offering

Lee, MA — June 12, 2014 —Wave Systems Corp. (NASDAQ:WAVX) today announced that it is selling to investors 5,225,560 shares of its common stock at a price of $1.90 per share.  Investors in the offering will also receive five-year warrants to purchase an aggregate of 2,090,224 shares of Wave’s Class A common stock for $1.90 per share.  The offering is expected to close on or about June 17, 2014, subject to the satisfaction of customary closing conditions.

The total gross proceeds of the offering are $9,928,564. Wave currently intends to use the net proceeds from this offering for working capital and general corporate purposes.

Craig-Hallum Capital Group LLC acted as the exclusive placement agent for the offering.

A shelf registration statement relating to these securities was declared effective by the Securities and Exchange Commission on September 12, 2013. The securities may be offered only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. Copies of the final prospectus supplement and accompanying base prospectus related to this offering, when available, may be obtained from the Securities and Exchange Commission’s website at http://www.sec.gov or by contacting Craig-Hallum Capital Group LLC, 222 South Ninth Street, Minneapolis, MN 55402, by calling 612-334-6300.

This press release does not constitute an offer to sell or the solicitation of offers to buy any securities of the company, and shall not constitute an offer, solicitation or sale of any security in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Wave Systems

Wave Systems Corp. (NASDAQ: WAVX) reduces the complexity, cost and uncertainty of data protection by starting inside the device. Unlike other vendors who try to secure information by adding layers of software for security, Wave leverages the security capabilities built directly into endpoint computing platforms themselves. Wave has been a foremost expert on this growing trend, leading the way with first-to-market solutions and helping shape standards through its work as a board member for the Trusted Computing Group.

Safe Harbor for Forward-Looking Statements

This press release may contain forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act), including all statements that are not statements of historical fact regarding the intent, belief or current expectations of the company, its directors or its officers with respect to, among other things: (i) the company’s financing plans; (ii) trends affecting the company’s financial condition or results of operations; (iii) the company’s growth strategy and operating strategy; and (iv) the declaration and payment of dividends.  The words “may,” “would,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “intend” and similar expressions and variations thereof are intended to identify forward-looking statements.  Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the company’s ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors.  Wave assumes no duty to and does not undertake to update forward-looking statements.

All brands are the property of their respective owners.

Company:
Walter A. Shephard, CFO
413-243-1600	Investor Relations:
investors@wave.com	David Collins, Eric Lentini
Catalyst Global LLC	wavx@catalyst-ir.com
212-924-9800